Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) of Comerica Incorporated and to the incorporation by reference therein of our reports dated February 20, 2009, with respect to the consolidated financial statements of Comerica Incorporated, and the effectiveness of internal control over financial reporting of Comerica Incorporated, included in its Annual Report (Form 10-K) for the year ended December 31, 2008, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Ernst & Young LLP

November 18, 2009

Dallas, Texas